Exhibit 10.1

October 13, 2020

Henning Jakobsen

Dear Henning:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Colgate-Palmolive Company, its parent, and each of their subsidiaries and affiliates (“Colgate” or the “Company”).  You and the Company agree as follows:

1.
Employment.  Your last day of employment with the Company will be December 31, 2020 (“Last Day of Employment”).  You will continue to receive your salary at your regular rate of pay through your Last Day of Employment; however, your title will change from Chief Financial Officer to Senior Vice President effective on or around November 9, 2020.  Any expense reports must be submitted by your Last Day of Employment, and the Company will reimburse you for any approved expenses as soon as administratively feasible in accordance with the Company’s policies and practices.  Where applicable, you must pay any outstanding Company credit card balance by your Last Day of Employment.

2.
Severance.  Upon execution of this Agreement and the release attached as Exhibit A which must be executed on, but not before, your Last Day of Employment with the Company, the expiration of the seven (7) day revocation period provided for in Paragraph 14(g) of this Agreement and in Exhibit A, and your return of all Company property, and provided you remain an employee in good standing and continue to satisfactorily perform your duties and responsibilities through your Last Day of Employment, the Company will provide you with the severance and transition benefits set forth in the Summary, attached hereto as Exhibit B and incorporated herewith (the “Summary”).  Notwithstanding any provision of this Agreement to the contrary, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event shall the timing of your execution of this Agreement or release in Exhibit A, directly or indirectly, result in you designating the calendar year of payment of any amounts set forth in the Summary, and if a payment that is subject to the execution of this Agreement and the release in Exhibit A could be made in more than one taxable year, payment shall be made in the later taxable year.

3.	Release.

a)
In consideration of (i) the severance and transition benefits set forth in Paragraph 2 hereof and the Summary, and (ii) your eligibility to receive the severance and transition benefits by working through your Last Day of Employment, you agree to execute Exhibit A, and, in addition, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates and each of its and their respective past and current directors, officers, trustees, employees, representatives, agents, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to U.S., Swiss and/or Danish federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, arising out of or relating in any way to your employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any U.S, Swiss, and/or Danish federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, and the Family and Medical Leave Act of 1993, including all amendments thereto.

b)
You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law.  You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action.  You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  You are not waiving any right to challenge the validity of this Paragraph 3(b) on any grounds that may exist in law and equity.  However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 3(b), in any appropriate forum.

c)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you  from making or asserting:  (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; or (vii) any claim that is not otherwise waivable under applicable law.  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of this Agreement.

4.	Violations of Any Law or of the Company’s Code of Conduct

a)
You hereby agree, promise and covenant that during your employment with the Company: (i) you did not violate any U.S. or foreign federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company; and (ii) you did not violate the Company’s Code of Conduct while acting within the scope of your employment with the Company (collectively, “Violations”);

b)
You acknowledge and understand that if the Company should discover any such Violation(s) as described in Paragraph 4(a) after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void; and

c)
You further represent that: (i) you are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; or (ii) to the extent you are aware of any such unreported Violation(s), you will, prior to or within ten (days) after your execution of this Agreement, report such Violation(s) to Global Ethics & Compliance.

5.
Return of Property.  Upon termination of your employment, you agree to promptly return to the Company all of its property, including, but not limited to, computers, PDA’s, cell phones, files, documents, identification cards, credit cards, keys, equipment, software and data, however stored.

6.
No Additional Entitlements.  You agree that: (i) you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement; and (ii) the Company shall have the right to deduct from the amounts payable pursuant to this Agreement any money owed to the Company by you for a loan or advance paid to you by the Company during your employment, when allowable by the loan agreement and applicable law.

7.	Transition. You agree that you will assist the Company with an orderly and professional transition of your responsibilities through your Last Day of Employment.

8.
Cooperation. You agree that upon the Company’s reasonable notice to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company.  In the event that such cooperation is required, you will be reimbursed for reasonable expenses incurred in connection therewith.

9.
Confidentiality of the Agreement.  Except as expressly permitted in Paragraph 12 of this Agreement and/or as otherwise required by law, the parties, including the Company Releasees, shall not disclose the terms of this Agreement, or the circumstances or allegations giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

10.	Protection of Confidential Information, Non-Competition and Other Restrictive Covenants. Except as expressly permitted in Paragraph 12 of this Agreement or if otherwise required by law:

a)
You hereby acknowledge your existing obligation to maintain the confidentiality of the Company’s information as contained in the Company’s Code of Conduct.  You affirm that you agreed to be bound by the Code of Conduct when you signed the Code of Conduct Certification (which is hereby incorporated by this reference).

b)
Without limiting the generality of the foregoing obligations set forth in Paragraph 10(a), you agree that you will not, at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company (the “Confidential Information”) or use any such Confidential Information to the detriment of the Company, its parents, affiliates or subsidiaries, or to the benefit of any business or enterprise that competes with the Company, its parents, affiliates or subsidiaries.  Confidential Information is deemed to include, but is not limited to, information pertaining to Company strategic plans, advertising and marketing plans, sales plans, formulae, processes, methods, machines, ideas, concepts, new product developments, proposed launches, discontinuance of existing products, product and consumer testing data, sales and market research, technology research and development, budgets, profit and loss data, raw material costs, identity of suppliers, customer lists, customer information, non-public information about employees that is maintained as confidential by the Company, improvements, inventions, and associations with other organizations that the Company has not previously made public.  Confidential Information does not include information that can be shown by written evidence to be in the public domain at the time of disclosure by you or that is publicized or otherwise becomes part of the public domain through no fault of your own.

c)
You further agree and acknowledge that, as part of your employment with the Company, you were exposed to Confidential Information as described above, and that the Confidential Information of the Company and/or any affiliate to which you have been exposed will be of particular value to competitors of the Company and affiliates and would not ordinarily be readily and freely available to such competitors.  You further acknowledge that if you were to become directly or indirectly engaged in the operations of or be concerned or interested in or become employed by a competitor of the Company or an affiliate, a risk of exposure of the Confidential Information of the Company or affiliate would arise which, if such exposure occurred, would harm the Company or affiliate.

d)
You further acknowledge and agree that the Company’s ability to successfully operate its business depends on its retaining skilled employees and that the Company and its affiliates have invested and will continue to invest substantial resources in training such employees.

e)
In consideration of the foregoing, and as a condition to the receipt of the severance and transition benefits set forth in Paragraph 2 above and the Summary, and subject to applicable local law, you covenant and agree that, at all times during your employment and for the term of the Company Convenience Benefit Period (the “Restrictive Covenant Period”), you will not, without the prior written consent of Colgate’s Chief Human Resources Officer or Chief Legal Officer, either directly or indirectly, for yourself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, engage in any of the following prohibited activities (each, a “Restrictive Covenant”):

(i)
In any country, geography, territory, region or division with respect to which you have worked, provided services or advised the Company in any capacity, serve as a director, officer, employee, consultant, contractor or advisor, provide services or advice in any capacity, or acquire any ownership interest in an entity that manufactures, markets, sells, develops, distributes or produces Covered Products (as defined below).  Notwithstanding the Restrictive Covenants set forth herein, you will not be considered to be in violation of such Restrictive Covenants solely by reason of owning, directly or indirectly, up to 5% in the aggregate of any class of securities of any publicly-traded corporation engaged in the prohibited activities described above;

(ii)
With respect to Covered Products, induce or attempt to induce any customer, supplier, licensee or other business relation of the Company (A) with which you had, directly or indirectly, contact or dealings on behalf of the Company, or (B) for which you have received or acquired Confidential Information during the twelve-month period prior to your Last Day of  Employment with the Company to cease or diminish doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company;

(iii)
With respect to Covered Products, solicit or canvas (or attempt to solicit or canvas) the trade or patronage of, or sell (or attempt to sell) to any former, existing or prospective customer of the Company for (A) whom you provided services, (B) which you have received or acquired Confidential Information, or (C) which you had significant responsibility as an employee of the Company during the twelve-month period prior to your Last Day of Employment.  A “prospective customer” of the Company is a person or entity with whom the Company was engaged in communications or negotiations to provide services or sell Covered Products; or

(iv)
In any way, including through someone else acting on your recommendation, suggestion, identification or advice, (A) solicit, employ or retain, any person who is employed by the Company during the Restrictive Covenant Period and/or during the six-month period prior to your Last Day of Employment with the Company, or (B) otherwise induce or attempt to induce (i) any such employee to terminate his or her employment with the Company or to accept any position with any other entity or (ii) any prospective employee not to establish an employment relationship with the Company.  A “prospective employee” is a person who is in communications or negotiations to become an employee of the Company.

(v)	For purposes of these Restrictive Covenants:

(A)	The term “Company” means Colgate-Palmolive Company and/or one of its subsidiaries, as applicable.

(B)
The term “Covered Products” means any product, composition, formulation, process, machine, or service of any person or organization, other than the Company, in existence, being researched or under development that resembles or competes with, or is intended to compete with, a product, composition, formulation, process, machine or service being researched or under development, produced, distributed, marketed, sold or licensed by the Company (i) related to any aspect of any one of the Company’s lines of business on which you have worked during the twelve-month period prior to your Last Day of Employment, or (ii) for which you have received, acquired or contributed to Confidential Information.

f)
You agree that (a) the terms and provisions of these Restrictive Covenants are reasonable; (b) the consideration provided by the Company under this Agreement including the Summary is not illusory; (c) the Restrictive Covenants are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement including the Summary gives rise to the Company’s interest in the Restrictive Covenants.

g)
In the event that you are subject to other written restrictive covenants with the Company and/or an Affiliate not expressly referenced or included in this Agreement, including restrictive covenants under equity grants, you acknowledge and agree that each such covenant is independently enforceable notwithstanding differences in geographic scope and/or duration, if any, and, in the event of a conflict between such additional covenants and the Restrictive Covenants herein, the broader geographic scope and duration shall govern.

h)
If, at the time of enforcement of this Paragraph, a court or tribunal holds that any Restrictive Covenant stated herein is excessive, unreasonable or unenforceable under applicable law, you and the Company agree that such covenant shall be amended or modified by the court or tribunal to render it enforceable to the maximum extent permitted by law.

11.	Non-Disparagement.

a)
Except as expressly permitted in Paragraph 12 of this Agreement, you agree that you shall not at any time make any written or verbal comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees or their personnel or products and you shall not take any action that would cause the Company and/or the Company Releasees or their personnel or products any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute.

b)
The Company agrees that it will use its best efforts to ensure that none of its representatives makes any written or verbal comments or statements of a defamatory or disparaging nature regarding you or takes any action that would cause you any embarrassment or humiliation or otherwise cause or contribute to your being held in disrepute while they are employed by the Company and acting in their capacity as Company representatives.

12.
Permitted Conduct.    Nothing in this Agreement shall prohibit or restrict you  from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.   Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that you have engaged in any such conduct.

13.
Non-Admission.  It is understood and agreed that neither the execution of this Agreement, including Exhibit A, nor the terms of the Agreement, including Exhibit A, constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied.  It is further understood and agreed that no person shall use the Agreement, including Exhibit A, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

14.	Acknowledgments. You hereby acknowledge that:

a)	The Company advises you to consult with an attorney before signing this Agreement and Exhibit A;

b)	You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement and all exhibits, or you have knowingly and voluntarily chosen not to do so;

c)	You are freely, voluntarily and knowingly entering into this Agreement after due consideration;

d)	You have had a minimum of twenty-one (21) days to review and consider this Agreement and all exhibits;

e)
If you knowingly and voluntarily choose to do so, you may accept the terms of this Agreement before the twenty-one (21) day consideration period provided for in Paragraph 14(d) above has expired, and you will accept the terms of Exhibit A on, but not before, your Last Day of Employment with the Company;

f)
You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 14(d) above;

g)
You have a right to revoke this Agreement and/or Exhibit A by notifying the undersigned Company representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) days of your execution of this Agreement and/or Exhibit A;

h)
In exchange for your waivers, releases and commitments set forth herein, and in Exhibit A, including your waiver and release of all claims arising under the Age Discrimination in Employment Act, the payments, benefits and other considerations that you are receiving pursuant to this Agreement and all exhibits exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

i)
No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement and/or Exhibit A.  Your employment remains at-will and this Agreement does not confer upon you any right or obligation to continue in the employ of the Company for any period of time.

15.
Revocation by the Company.  You agree that if you fail to execute and return this Agreement to the Company within the time specified herein for your review and consideration, the promises and agreements made by the Company herein will be revoked.

16.
Medicare Disclaimer.  You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement.  To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

17.	Miscellaneous.

a)
Entire Agreement.  This Agreement, including all exhibits, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement and all exhibits, except for your prior obligations of confidentiality   and any restrictive covenants set forth in equity agreements as referenced in Paragraph 10 above, which shall continue in full force and effect.

b)
Governing Law.  This Agreement, including all exhibits, shall be construed, performed, enforced and in all respects governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  Additionally, all disputes arising from or related to this Agreement and/or exhibits shall be brought in a state or federal court situated in the State of New York, New York County and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)
Severability.  Should any provision of this Agreement, including any exhibits, be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)	Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)
Breach.  You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 4, 5, 7, 8, 9, 10 and/or 11, you will forfeit the severance and transition benefits set forth in Paragraph 2 and be subject to suit by the Company for damages and equitable relief relating to such breach.

f)	Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement, including all exhibits, shall not be construed as a waiver of any subsequent breach.

g)
Counterparts.  This Agreement, including Exhibit A, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h)
Effective Date.  This Agreement shall become immediately effective upon the expiration of the seven (7) day revocation period described above, provided you have not exercised your right to revoke.  However, you will not receive the severance and transition benefits set forth in Paragraph 2 and the Summary unless and until you execute Exhibit A on, but not before, your Last Day of Employment with the Company and the seven (7) day revocation periods provided for in Paragraph 14(h) and Exhibit A have expired without revocation by you.

i)
Section 409A of the Code. To the extent applicable, this Agreement, including Exhibits A and B, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Agreement to your Last Day of Employment will be deemed to refer to the date upon which you experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if you are considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits will be paid to you in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, to the extent applicable, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code.

[Signature Page Follows]

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return this original Agreement to me by no later than November 3, 2020.  I will sign it and return a copy to you.  Please sign and return Exhibit A on, but not before, your Last Day of Employment with the Company.

Sincerely,

COLGATE-PALMOLIVE COMPANY

By:	/s/ Sally Massey
Sally Massey
Chief Human Resources Officer

Date: October 28, 2020

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Henning Jakobsen
Henning Jakobsen

Date: October 26, 2020

Enclosures

EXHIBIT A

AGREEMENT AND RELEASE

In exchange for the payments, benefits and other consideration provided by Colgate-Palmolive Company (“Colgate” or the “Company”) as set forth in the letter of agreement and general release dated October 13, 2020 (the “October 13, 2020 Agreement”), which I acknowledge and agree are just and sufficient consideration for the waivers, releases and commitments set forth herein, I, Henning Jakobsen, hereby IRREVOCABLY AND UNCONDITIONALLY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company and the Company Releasees (as defined in Paragraph 3(a) of the October 13, 2020 Agreement) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to U.S., Swiss and/or Danish federal, state or local statute, regulation, ordinance or common law, which I now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to me, from the beginning of time until the date I execute this Exhibit A, arising out of or relating in any way to my employment relationship with the Company or the Company Releasees or other associations with the Company or the Company Releasees or any termination thereof.  Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any U.S., Swiss and/or Danish federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (29 U.S.C. Section 621, et seq.) (“ADEA”), the Older Workers’ Benefits Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans with Disabilities Act, and the Family and Medical Leave Act of 1993, including all amendments thereto, provided that nothing herein constitutes a release or waiver of any claim or right that may arise after the execution of this Exhibit A.

I also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law.  I agree that I may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action.  I further agree that if I am included within a class action, collective action, or representative action, I will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be.  I am not waiving any right to challenge the validity of this Paragraph on any grounds that may exist in law and equity.  However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph, in any appropriate forum.

I understand and acknowledge that I have received all amounts due from the Company relating to my employment with the Company, including but not limited to, all wages earned, sick pay, personal leave pay, vacation pay, and/or overtime pay, and that no other amounts are due to me other than as set forth in the October 13, 2020 Agreement and all exhibits thereto.

1

Notwithstanding the generality of the foregoing, I understand that nothing herein constitutes a release or waiver by me of, or prevents me from making or asserting:  (i) any claim or right I may have under COBRA; (ii) any claim or right I may have for unemployment insurance or workers’ compensation benefits; (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during my employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right I may have under the October 13, 2020 Agreement or this Exhibit A; or (vii) any claim that is not otherwise waivable under applicable law.

In addition, I understand that nothing herein shall prevent me from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or my ability to participate in any investigation or proceeding conducted by such agency; provided, however, that I am waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent I receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of the October 13, 2020 Agreement.

I further understand that nothing herein shall prohibit me from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to me individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.   Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does the October 13, 2020 Agreement or this Exhibit A require me to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that I have engaged in any such conduct.

By signing this Exhibit A, I understand and acknowledge that I was advised of and afforded the opportunity to take advantage of each of the protections set forth in Paragraph 14 of the October 13, 2020 Agreement, including, but not limited to: (i) consultation with an attorney before signing this Exhibit A; (ii) twenty-one (21) days in which to consider Exhibit A; and (iii) seven (7) days following the execution of Exhibit A to revoke my acceptance of Exhibit A, provided that the revocation is received by hand delivery, facsimile or electronic mail, by the Company within that seven (7) day period.  I further acknowledge that I freely, voluntarily and knowingly entered into this Exhibit A after due consideration.

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This Exhibit A shall become effective upon the expiration of the seven (7) day revocation period described above.  I understand and acknowledge that no payments will be made and no benefits will be provided to me until I have executed the October 13, 2020 Agreement and this Exhibit A and both seven (7) day revocation periods have expired without revocation by me.

This Exhibit A incorporates by reference, as if set forth fully herein, all terms and conditions of the October 13, 2020 Agreement between the Company and me, including the recitation of consideration provided by the Company.  By signing this Exhibit A, I waive, release and forever discharge any and all claims that may have arisen through the date of my execution of this Exhibit A.  It is not my intention to otherwise change, alter or amend any of the terms and conditions of the October 13, 2020 Agreement, for which I received adequate consideration, and which Agreement remains in full force and effect.  I acknowledge and agree that I continue to be bound by the terms and conditions of the October 13, 2020 Agreement.

I UNDERSTAND AND ACKNOWLEDGE THAT I SHALL EXECUTE THIS EXHIBIT A ON, BUT NOT BEFORE, MY LAST DAY OF EMPLOYMENT WITH THE COMPANY.

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

Henning Jakobsen

Date:

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EXHIBIT B

NAME:  Henning Jakobsen

SUMMARY OF SEVERANCE AND TRANSITION BENEFITS

Pursuant to Section 2 of your Agreement and General Release (the "Agreement"), this Exhibit B is a general summary of information relating to severance and transition benefits and enhancements that you may be eligible to receive following termination of your employment. You will be eligible to receive the severance and transition benefits and enhancements only if you properly execute, return, and do not revoke the Agreement. Capitalized terms not otherwise defined in this summary will have the meanings ascribed to such terms in the Agreement.

SEVERANCE PAY
Consistent with the terms of the February 15, 2019 letter agreement you entered into with the Company in your role as Chief Financial Officer, you will receive a lump sum cash severance payment equal to $1,275,000.00, less applicable withholdings and deductions. This amount represents 18 months of your base salary.

If you do not execute and return the Agreement on your Last Day of Employment, this severance payment will be reduced by any amount paid between your Last Day of Employment and the date you sign and return the Agreement.

You are considered a "specified employee" for purposes of Code Section 409A.  Therefore, notwithstanding any provision to the contrary, payment of this severance amount will be delayed for six months after your Last Day of Employment as required by Code Section 409A, and the amount will be paid in a lump sum within ten business days after the end of the six-month period.

STOCK OPTIONS
As of October 5, 2020 you have 346,319 stock options outstanding, of which 187,383 are vested and exercisable. Upon your Last Day of Employment, the remaining stock options from your current balance will become vested and exercisable.

You will have the earlier of three years from your Last Day of Employment or the normal expiration of the option term to exercise your options.

You will not be eligible to receive any additional stock option grants under the 2019 Incentive Compensation Plan (the “2019 Plan”).  For additional information, please review your most recent plan prospectus.

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RESTRICTED STOCK UNITS (RSUs)
As of October 5, 2020, you have 3,070.2839 RSUs outstanding (unvested), including accrued dividend equivalents.

You will not be eligible to receive any additional restricted stock unit grants under the 2019 Incentive Compensation Plan (the “2019 Plan”).  For additional information, please review your most recent plan prospectus.

PERFORMANCE BASED RESTRICTED STOCK UNITS (PBRSUs)
You will be eligible for an award under the 2018-2020 Long-Term Global Growth Program (“LTGGP”), payable to you in cash, if earned.  Results are determined following the close of the calendar year and approved in February 2021.  Cash payments will be made in March 2021.

You will be eligible for prorated portions of your Growth Performance Plan (“GPP”) award opportunities for the 2019-2021 and 2020-2022 performance cycles.  If company performance results in an award for either cycle, your GPP RSUs for each cycle will vest as soon as administratively practicable following the date on which the Personnel and Organization Committee certifies performance of the performance criteria.

INCENTIVE COMPENSATION
You will receive your Annual Executive Incentive Compensation Plan award payable in March 2021, less applicable withholdings and deductions, pursuant to applicable plan rules.

ABOVE & BEYOND ALLOWANCE
In accordance with the Above & Beyond Plan rules, you are eligible for a 2020 Above and Beyond allowance for covered expenses incurred through your Last Day of Employment.  If you have not yet received your full allowance, all requests for reimbursement must be made prior to your Last Day of Employment via ColgatePeople or by calling 1-888-982-7227, press "5", and then "3" to speak with a customer service representative.

REPATRIATION
The Company will provide you and your eligible dependents with economy class air transportation via the most direct route from the United States to your home country and transport of your household effects.  The Company will also provide you with lease assistance for your apartment located in New York City for up to four months, in an amount no greater than your current monthly lease payment of $17,850.  Any lease payments will be subject to applicable taxes.  In the event you are able to sublet your apartment for all or part of the four months, you agree to disclose the amount of the sub-lessee’s rent to the Company, which amount will be deducted from the amount provided to you by the Company.  The foregoing provisions apply only if you repatriate within 120 days from your Last Day of Employment. For further assistance with relocation, please contact Global Relocation (732-878-6061).

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EMPLOYEE ASSISTANCE PROGRAM (EAP)
Coverage under the Employee Assistance Program continues for a period of three months following your Last Day of Employment. Call (888) 270-9243 at any time to speak with a GuidanceResources® information specialist.

KPMG FINANCIAL PLANNING RESOURCES
The financial planning resources provided by KPMG are available for a period of six months following your Last Day of Employment. You may reach out to Jamie Seymour at 212-872-6753.

BENEFIT PLANS
Information on the Company benefit plans is provided below. Please note that the full terms and conditions of your benefit coverage can only be determined by reviewing the applicable plan documents, which shall control in all cases.

Medical Plan
You will receive medical coverage for you and your eligible dependents covered under the Medical Plan on your Last Day of Employment at no cost to you for 18 months from the end of the month in which your Last Day of Employment falls.

After this free coverage ends, as you are retirement eligible, you may elect coverage under the Retiree Medical Plan for you and your eligible covered dependents. The Company and you will share in the cost of Company-provided retiree medical coverage through monthly contributions, similar to the way you pay for coverage as an active employee. Your portion is based on your age and years of service with the Company at the end of the month in which your Last Day of Employment falls. Additional details will be sent to you in your retirement package from the Benefits Information Center.

Note that if you or a covered dependent is eligible for Medicare (i.e., age 65 or older; or eligible for Medicare due to a disability), either now or during the period of free coverage, you should enroll in Medicare Part A and Medicare Part B in accordance with the time frame required by Medicare even though you have continued coverage through Colgate. (Note that you do not need to enroll in a Medicare Part D prescription drug plan; the Colgate plans provide for prescription drug coverage.) In most cases, if you do not sign up for Medicare Part B when first eligible, Medicare will assess a late enrollment penalty. This penalty has to be paid for as long as you have Part B. There is no action that Colgate can take to alter Medicare rules or penalties. The rules are complex, so it is suggested that you access www.medicare.gov for additional information and/or contact Medicare.

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Note that as with active medical coverage, the employer contribution toward the cost of medical coverage for a domestic partner will be included in your taxable income and subject to federal, state and local income taxes and Social Security taxes (FICA). This imputed income will be reported on your annual W-2 form.

Dental Plan
You will receive dental coverage for you and your eligible dependents covered under the Dental Plan on your Last Day of Employment at no cost to you for 18 months from the end of the month in which your Last Day of Employment falls.  (Note that the free coverage will be provided under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and that as with active dental coverage, the employer contribution toward the cost of medical coverage for a domestic partner will be included in your taxable income and subject to federal, state and local income taxes and Social Security taxes (FICA).)  After this free coverage period ends, you be able to continue dental coverage using the following option:

Access Dental Plan
You will have access to retiree dental coverage at group rates.  You can enroll in the Access Dental Plan directly with MetLife at 1-800-GETMET8 who will send you additional information under separate cover. This Access Dental Plan is only available in the U.S.

Group Life Insurance
Your active life insurance coverage will continue through the last day of the month in which your Last Day of Employment falls.  You will then be automatically enrolled in Colgate’s life insurance plan for retirees at no cost to you.  Details regarding this coverage will be sent to you in your retirement package from the Benefit Information Center.

You may be eligible to convert or port all or a portion of your contributory life insurance with The Hartford by calling 1-877-320-0484. You will receive additional information from The Hartford within 3 weeks of your Last Day of Employment. You will then have 60 days from the receipt of that information to make your decision.

Accidental Death & Dismemberment (AD&D), Dependent Life & Dependent Accidental Death & Dismemberment Insurance Plans
Coverage will cease as of your Last Day of Employment.

You may be eligible to convert or port any dependent life insurance with The Hartford by calling 1-877-320-0484. You will receive additional information from The Hartford within 3 weeks of your Last Day of Employment. You will then have 60 days from the receipt of that information to make your decision.

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Vision Plan
Coverage will cease as of your Last Day of Employment.

You will have the option to continue vision coverage on an employee pay all basis plus 2% for administrative expenses. The extension of coverage is in compliance with your rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA).  This period of optional COBRA coverage will be up to 18 months.

Short/Long Term Disability and Travel Accident Plans
All coverage ceases as of your Last Day of Employment.

Dependent Care/Health Care Accounts
You do not participate in these plans.

Savings & Investment Plan
Your contributions, Company Match, Basic Retirement Contributions and Additional Basic Retirement Contributions, if eligible, will continue through your Last Day of Employment in accordance with the Company’s Savings and Investment Plan (S&I Plan) rules.

Detailed information regarding your S&I Plan account distribution options will be mailed to you from the Benefits Information Center.  You can access your account at any time by logging on to www.colgatebenefits.com or by calling the Benefits Information Center at 1-888-982-7227 and following the prompts for "savings".  If you would like to elect a distribution you may do so online or by calling the Benefits Information Center after your Last Day of Employment.

If you have any questions regarding the Agreement, including all Exhibits, please contact your HR Business Partner.

If you have any questions regarding this Summary of Severance and Transition Benefits, please contact Ernst & Young at 1-877-313-CPEY(2739) or 1-201-872-6677 from 9:00 a.m. to 8:00 p.m. Eastern Time, Monday through Friday.

The Company reserves the right, in its sole and absolute discretion, to amend any of the plans referenced herein, at any time and for any reason. Further, the full terms and conditions of any of the benefit plans referenced herein can only be determined by reviewing the respective plan documents. If there is any inconsistency between those plan documents and information contained herein, the plan documents will control.

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